Exhibit 99.1

Media Relations Contact:
Brian Ziel (408.658.1540)
brian.ziel@seagate.com

Investor Relations Contact:
Rod Cooper (408.658.1099)
rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY REPORTS ARBITRATION DECISION

CUPERTINO, CA — November 21, 2011 — Seagate Technology today reported that, on November 18, 2011, an arbitrator in a binding arbitration in Minnesota issued an interim award that Seagate is entitled to recover compensatory damages of $525 million, plus pre-award interest on the compensatory damage award at the rate of 10% per year, from Western Digital Corporation and a Western Digital employee who was formerly employed by Seagate, in a case involving claims for trade secret misappropriation, breach of contract and other related claims.

The arbitrator has requested additional briefing from the parties regarding the amount of the pre-award interest.  Upon determination of the amount of pre-award interest, the arbitrator will issue a final award.  After the arbitrator issues the final award, Seagate will request that the Hennepin County District Court of Minnesota (the “Court”) confirm the arbitration award and enter judgment in the amount of the final award.

This matter began as a lawsuit filed by Seagate against Western Digital and its employee in the Court in October 2006.  In September 2007, the Court ordered that the lawsuit be stayed pending arbitration.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to the Company’s intent to seek court confirmation of the arbitration award through a judgment to be entered by the Hennepin County District Court. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors, such as the ultimate outcome of the referenced arbitration, whether a judgment will be entered in the Company’s favor and the amount of any such judgment that may be entered, may be beyond the Company’s control.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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